Exhibit 99.1

ENERTOPIA CORPORATION TO PARTICIPATE IN RENMARK'S VIRTUAL NON-
DEAL ROADSHOW SERIES ON, TUESDAY, MAY 20, 2025

Kelowna, British Columbia- (Newsfile Corp. - May 20, 2025) -Enertopia Corporation (CSE: ENRT) (OTCQB: ENRT), announced today that they will be participating in Renmark Financial Communications Inc.'s live Virtual Non-Deal Roadshow Series to discuss its latest investor presentation on Tuesday, May 20, 2025, at 11:00 AM PDT. - Enertopia Corporation welcomes stakeholders, investors, and other individual followers to register and attend this live event.

The presentation will feature Robert McAllister, Chief Executive Officer. Topics to be covered will include the latest investor presentation followed by a live Q&A. Investors interested in participating in this event will need to register using the link below. As a reminder, registration for the live event may be limited but access to the replay after the event will be on The Company's Investor website.

REGISTER HERE:

Tuesday, May 20, 2025: https://www.renmarkfinancial.com/live-registration/renmark-virtual-non-deal-roadshow-cse-enrt-otcqb-enrt-tfo_Ejchyt

  To ensure smooth connectivity, please access this link using the latest version of Google Chrome.

About Enertopia Corporation

Enertopia Corp. defines itself as an Energy Solutions Company focused on modern technology through a combination of our intellectual property patents in green technologies to build shareholder value. Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT.

About Renmark Financial Communications Inc.

Founded in 1999, Renmark is a leading privately held full-service investor relations firm, located in Atlanta, New York, Toronto and Montreal. For the past 25 years, Renmark has provided services in investor relations, media relations and web development representing small, medium and large cap public companies listed on all major North American exchanges. On a daily basis our team of professionals enhance our client's visibility within the retail market space as corporate communicators. With the largest roadshow footprint in North America, and a state-of-the-art media studio, we host a multitude of live streaming Virtual Non-Deal Roadshows across North America and Europe.

CONTACT:

Enertopia Corporation

Robert McAllister, Chief Executive Officer: mcallister@enertopia.com
Tel.: 1-888-ENRT201
www.enertopia.com

Renmark Financial Communications Inc.

Preston Conable: pconable@renmarkfinancial.com

Tel: (416) 644-2020 or (514) 939-3989

www.renmarkfinancial.com